Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

of Counsyl, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Counsyl, Inc. and its subsidiary as of December 31, 2017, and the related consolidated statements of operations and comprehensive loss, of redeemable convertible preferred stock and stockholders’ deficit and of cash flows for the year then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for revenues from contracts with customers as of January 1, 2017.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net stockholders’ deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to the matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 9, 2018, except for the change in the manner in which the Company accounts for debt extinguishment costs and restricted cash as discussed in Note 3 to the consolidated financial statements, as to which the date is May 9, 2018

We have served as the Company’s auditor since 2013.

Counsyl, Inc.

Consolidated Balance Sheet

December 31, 2017
(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$33,995
Accounts receivable, less allowance for doubtful accounts of $863 as of December 31, 2017	16,232
Inventory	3,863
Prepaid expenses and other current assets	3,637

Total current assets	57,727
Property and equipment, net	14,133
Other assets	752

Total assets	$72,612

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$4,182
Accrued liabilities	12,920
Lease payable, current	1,051

Total current liabilities	18,153
Lease payable, noncurrent	1,718
Long-term debt, noncurrent	66,901
Deferred rent, noncurrent	2,343
Put option liability	2,126
Common stock warrant liability	10,650
Redeemable convertible preferred stock warrant liability	1,601

Total liabilities	103,492

Commitments and contingencies (Note 7)
Redeemable convertible preferred stock; $0.001 par value, 14,431,477 shares authorized; 13,299,837 shares issued and outstanding; liquidation preference of $91,561 at December 31, 2017.	90,474
Stockholders’ deficit:
Common stock, $0.001 par value, 90,000,000 shares authorized; 46,884,067 issued and outstanding at December 31, 2017	18
Additional paid-in capital	28,533
Accumulated deficit	(149,905)

Total stockholders’ deficit	(121,354)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$72,612

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Operations and Comprehensive Loss

Year ended December 31, 2017
(In thousands, except share and per share data)
Revenue	$123,985
Cost of revenue	55,280

Gross profit	68,705

Operating expenses:
Sales and marketing	46,655
Research and development	23,266
General and administrative	29,092

Total operating expenses	99,013

Loss from operations	(30,308)
Interest expense	(5,952)
Other income (expense), net	302
Loss on extinguishment of debt	(1,301)

Net loss attributable to common stockholders	$(37,259)

Net loss per share attributable to common stockholders, basic and diluted	$(0.80)
Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	46,469,219

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
(In thousands)	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Deficit
Balance at January 1, 2017	13,300	90,474	46,259	$17	$27,486	—	$(114,503)	$(87,000)

Net loss	—	—	—	—	—	—	(37,259)	(37,259)
Issuance of shares upon exercise of stock options	—	—	625	1	469	—	—	470
Cumulative effect adjustment relating to adoption of ASC 606			—	—	—	—	1,875	1,875
Cumulative effect adjustment relating to adoption of ASC 2016-09					18		(18)	—
Stock-based compensation expense	—	—	—	—	560	—	—	560

Balance at December 31, 2017	13,300	$90,474	46,884	$18	$28,533	—	$(149,905)	$(121,354)

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Cash Flows

Year ended December 31, 2017
(In thousands)
Cash flows from operating activities:
Net loss	$(37,259)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,681
Provision for doubtful accounts	115
Stock-based compensation	560
Loss on disposal of property and equipment	20
Loss on debt extinguishment	1,301
Accrued interest expense and amortization of debt discount and issuance costs	(753)
Change in fair value of redeemable convertible preferred stock warrant liability	(545)
Change in fair value of redeemable convertible common stock warrant liability	200
Change in fair value of put option	56
Changes in operating assets and liabilities:
Accounts receivable	(2,052)
Inventory	(801)
Other assets	(1,233)
Accounts payable	2,325
Accrued compensation	3,525
Accrued other liabilities	912
Deferred rent	952

Net cash used in operating activities	(24,996)

Cash flows from investing activities:
Purchases of property and equipment	(5,666)
Sales of marketable securities	—

Net cash used in investing activities	(5,666)

Cash flows from financing activities:
Principal payments of long-term lease payable	(813)
Proceeds from the exercise of stock options	470
Payment of deferred offering costs	(99)
Debt extinguishment costs	(325)
Debt issuance cost	(1,221)
Proceeds from long-term debt	80,000
Principal payments of long-term debt	(45,000)

Net cash provided by financing activities	33,012

Net increase in cash, cash equivalents and restricted cash	2,350

Cash, cash equivalents, and restricted cash at beginning of year	32,139

Cash, cash equivalents, and restricted cash at end of year	$34,489

Supplemental cash flow information:
Cash paid for interest	$4,814
Other supplemental cash flow information:
Property and equipment acquired through capital lease obligation	$3,795
Purchase of property and equipment in accounts payable and accrued liabilities	$376
Deferred offering costs in accounts payable and accrued liabilties	$93
Cash and cash equivalents	$33,995

Non-current portion of restricted cash included in other assets	494

Total cash, cash equivalents, and restricted cash shown in the consolidated statement of cash flows	$34,489

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Counsyl, Inc. (“Counsyl” or the “Company”) was incorporated in the State of Delaware in October 2007. Counsyl operates a clinical laboratory that offers genetic tests. The Company integrates technology with custom automation in its clinical laboratory that has been certified under the Clinical Laboratory Improvement Amendments (“CLIA”), accredited by the College of American Pathologists (“CAP”), and certified by the New York State Clinical Laboratory Evaluation Program (“NYS CLEP”).

Since inception, the Company has incurred recurring annual losses from operations. The Company incurred a net loss of $37.3 million for the year ended December 31, 2017. The Company had an accumulated deficit of $149.9 million as of December 31, 2017. While the Company has introduced multiple products that are generating revenue, this revenue has not been sufficient to fully fund the Company’s operations. To date, in addition to the cash flows generated from its commercial sales, the Company has been funded primarily by issuance of common stock, redeemable convertible preferred stock and debt financings.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. During the year ended December 31, 2017, the Company used $25.0 million of cash in operating activities. The Company has not achieved positive cash flow from operations, and the Company expects to incur increased sales and marketing expenses with the commercialization of new and existing products as well as increased research and development expenses as it develops new products. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date these consolidated financial statements are issued.

The Company may seek to raise additional capital through equity offerings, debt financings, collaborations or licensing arrangements. However, there can be no guarantee that the Company will be successful in acquiring additional funding at levels sufficient to fund its operations or on terms favorable to the Company. If the Company is unsuccessful in its efforts to raise additional financing, the Company will be required to significantly reduce or cease operations. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements are prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”). The Company’s functional and reporting currency is the United States (“U.S.”) dollar.

Principles of Consolidation

The consolidated financial statements and the accompanying notes include the accounts of the Company’s wholly-owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation. The Company has a wholly-owned foreign subsidiary with no activities in the periods presented.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses in the consolidated financial statements and accompanying notes. On an ongoing basis, management evaluates its estimates, including those related to estimates of inventory, useful lives for internally developed software and property and equipment, accrued liabilities, valuation of redeemable convertible preferred stock warrant liability, valuation of common stock warrant liability, provision for accounting for income taxes, revenue recognition including estimated reimbursements, bad debt expense and valuation of stock awards. Actual results could differ from these estimates.

Concentrations of Credit Risk

The Company is subject to credit risks related to its financial instruments including cash and cash equivalents and accounts receivable. The Company’s cash and cash equivalents are deposited with three reputable U.S. financial institutions as of December 31, 2017. Such deposits may, at times, exceed federally insured limits. The Company monitors the financial institutions where it invests its cash and cash equivalents with diversification among counterparties to mitigate exposure to any single financial institution.

As of December 31, 2017, one customer represented 10% or more of net accounts receivable with such customer representing 17% of net accounts receivable as of December 31, 2017.

No individual customer represented 10% or more of revenue for the year ended December 31, 2017.

Risks and Uncertainties

The Company operates in markets that are highly competitive and rapidly changing. Significant technological changes, payer practices and policies, shifting customer demands, the emergence of competitive products, and other factors could negatively impact the Company’s operating results.

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents and accounts receivable. The Company limits its exposure to credit loss by placing its cash in financial institutions with high credit ratings. The Company’s cash may consist of deposits held with banks that may at times exceed federally insured limits. The Company performs evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any one institution.

The Company is subject to a number of risks similar to other companies in the early stage, including, but not limited to, the need to obtain adequate additional funding, competitors developing new technological innovations, and protection of proprietary technology.

Segments

The Company’s chief operating decision maker is the Chief Executive Officer. The Chief Executive Officer reviews financial information on an aggregate basis for the purposes of evaluating financial performance and allocating the Company’s resources. Accordingly, the Company has determined that it has a single reportable and operating segment structure.

Fair Value of Financial Instruments

The carrying amounts for financial instruments consisting of cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their short maturities. The redeemable convertible preferred stock warrant liability, common stock warrant and put option liability is carried at fair value based on unobservable market inputs.

The Company determines the fair value of financial assets and liabilities using the fair value hierarchy which describes three levels of inputs that may be used to measure fair value, as follows:

•	Level 1—Observable inputs, such as quoted prices in active markets for identical assets and liabilities.

•

Level 2—Observable inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company does not have any Level 1 or 2 instruments as of December 31, 2017. The Company’s Level 3 instrument consists of the redeemable convertible preferred stock warrant liability, common stock warrant liability and put option liability associated with the Company’s debt agreements.

Cash and Cash Equivalents

Cash equivalents consist of short-term, highly liquid investments with stated maturities of three months or less from the date of purchase. As of December 31, 2017, cash and cash equivalents consist of cash on deposit with banks denominated in U.S. Dollars.

Restricted Cash

Restricted cash is comprised of cash that is restricted as to withdrawal or use under the terms of certain contractual agreements. Restricted cash as of year ended December 31, 2017 consists of security deposits and collateral for letters of credit and is included in prepaid expenses and other current assets and other assets on the consolidated balance sheet.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable is comprised of amounts due from sales of the Company’s genetic tests and is recorded net of allowance for doubtful accounts. The allowance for doubtful accounts is determined based on the Company’s best estimate of the amount of probable losses in the Company’s existing accounts receivable, which is based on historical write-off experience, customer creditworthiness, the age of the receivable and current market and economic conditions. The allowance for doubtful accounts was $0.9 million as of December 31, 2017. Accounts receivable balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventory

Inventory consists of reagents and other laboratory supplies which are used to test and process samples. Inventory is valued at the lower of cost, computed on a first-in, first-out basis, or net realizable value. The Company estimates the recoverability of its inventory by reference to internal estimates of future demands and product life cycles, including expiration.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method, and is recorded over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the underlying assets or the term of the lease agreement. The Company expenses repairs and maintenance costs as incurred.

Internally Developed Software

The Company incurs costs to develop software for internal use. The Company expenses all costs that relate to the planning and post-implementation phases of development as incurred. Costs incurred in the development phase are capitalized and amortized over the product’s estimated useful life. The Company’s policy is to amortize capitalized internal software development costs on a straight-line basis over the estimated useful life of the products of three years. The useful lives of these assets are evaluated on an annual basis and tested for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. The Company capitalized $0.5 million for the year ended December 31, 2017, respectively. The Company presents internally developed software costs as a component of property and equipment, net on the consolidated balance sheet.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for indications of possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amounts to the future undiscounted cash flows, attributable to these assets or asset groups. Should impairment exist, the impairment would be measured by the amount by which the carrying amount of the assets exceeds the projected discounted future cash flows arising from those assets. There have been no such impairments of long-lived assets as of December 31, 2017.

Redeemable Convertible Preferred Stock

The Company recorded the redeemable convertible preferred stock at fair value on the dates of issuance, net of issuance costs. The redeemable convertible preferred stock is recorded outside of permanent equity because while it is not mandatorily redeemable, in the event of certain events considered not solely within the Company’s control, such as a merger, acquisition and sale of all or substantially all of the Company’s assets (each, a “deemed liquidation event”), the redeemable convertible preferred stock will become redeemable at the option of the holders. The Company has not adjusted the carrying values of the redeemable convertible preferred stock to the liquidation preferences of such shares because it is uncertain whether or when an event would occur that would obligate the Company to pay the liquidation preferences to holders of shares of redeemable convertible preferred stock. Subsequent adjustments to the carrying values to the liquidation preferences will be made only when it becomes probable that such a liquidation event will occur.

Redeemable Convertible Preferred Stock Warrants

The Company’s redeemable convertible preferred stock warrants require liability classification and accounting as the underlying redeemable convertible preferred stock is considered contingently redeemable and may obligate the Company to transfer assets to the holders at a future date under certain circumstances, such as a deemed liquidation event. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date, with any changes in fair value recognized in the consolidated statement of operations and comprehensive loss. The Company will continue to adjust the warrant liability for changes in fair value until the earlier of the exercise or expiration of the redeemable convertible preferred stock warrants, the completion of a deemed liquidation event, the conversion of redeemable convertible preferred stock into common stock, or until holders of the redeemable convertible preferred stock can no longer trigger a deemed liquidation event. Upon an IPO, the redeemable convertible preferred stock warrants will be automatically exercised for shares of the Company’s common stock with no consideration due from the warrant holder (see Note 11).

Common Stock Warrants

The Company’s common stock warrants require liability classification and accounting as the Company may be required to transfer assets to settle the warrants at a future date (see Note 6). The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date, with any changes in fair value recognized in the consolidated statement of operations and comprehensive loss. The Company will continue to adjust the warrant liability for changes in fair value until the earlier of the exercise or expiration of the common stock warrants or such time the common stock warrant will meet all criteria for equity classification. Upon an IPO, the common stock warrants will be automatically net share exercised for shares of the Company’s common stock (see Note 12).

Put Option Liability

The Credit Agreement and Guaranty and related agreements with Perceptive Credit Holdings LP for a secured term loan, provide Perceptive with a top-up fee payable upon exercise of the put option on common stock warrants (the “Put Option”) in connection with the sale of a majority of the Company’s stock or all, or substantially all, of the Company’s assets (a “Sale of the Company”) and prior to the consummation of an IPO. The top-up fee payable upon exercise of the Put Option and in connection with the Sale of the Company is an embedded derivative and meets the criteria requiring its bifurcation from the Credit Agreement and is accounted for as a separate derivative instrument (the “Put Option Liability”). The Put Option is recorded at fair value upon issuance and was recorded as a debt discount and reduction to the carrying value of long-term debt on the consolidated balance sheet. The Put Option is subject to remeasurement to fair value at each balance sheet date, with any changes in fair value recognized in the consolidated statement of operations and comprehensive loss. The Company will continue to adjust the Put Option liability for changes in fair value until the earlier of the consummation of an IPO or in connection with the first sale of the Company occurring during the warrants’ exercise period (see Notes 6 and 13).

Revenue Recognition

The Company generates revenue from sales of its tests and receives payments from payers, including commercial payers and government payers, laboratory services intermediaries and self-paying individuals. Payment from payers includes insurance reimbursement and patient out-of-pocket costs. The Company is contracted with the majority of commercial payers and enrolled with the majority of government payers across the United States, defined as in-network payers. Payment from laboratory services intermediaries is based on a fixed price per test. The fixed prices identified in contracts with laboratory services intermediaries only change if a pricing amendment is agreed upon between both parties. Payment from self-paying individuals is based on a self-pay cash price and is collected directly from patients.

Prior to the adoption of Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“ASC 606”) on January 1, 2017 (see Note 3), revenue was recognized on an accrual basis at the time the test results are delivered when there was either a contractual arrangement in place, or a reasonable estimate of reimbursement could be made. The assessment of whether a reasonable estimate could be made required significant judgment by the Company. Generally, the Company recognized revenue on an accrual basis for tests billed through in-network payers and laboratory services intermediaries. Revenue recognized on an accrual basis was net of contractual adjustments, which represented the difference between the billing rate and the reimbursement rate for payers and patients.

In the absence of contracted reimbursement coverage or the ability to reasonably estimate reimbursement, the Company recognized revenue when cash was received. The Company recognizes revenue on a cash basis for tests billed to out-of-network payers and self-paying individuals.

Under ASC 606, effective January 1, 2017, the Company accounts for a contract with a customer when there’s approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable.

The Company’s contracts are between the Company and the patients, as patients receive the benefit of the services provided. However, the Company may have contracts with additional third-parties such as payers and laboratory services intermediaries.

The Company evaluates the promises contained in contracts with customers, in accordance with ASC 606, to determine whether promised goods or services are distinct, such that the customer can benefit from the goods or services on their own, and whether the goods or services can be separately identifiable from other goods or services in the contract. The Company evaluated the suite of services provided as part of Counsyl Complete, and has concluded that results delivery is the only distinct service that meets the definition of a performance obligation under ASC 606, and therefore the Company recognizes revenue at a single point in time: when the test results are delivered to the prescribing physician. The Company determined that the test results have been delivered, and that the customer has obtained control of the promised service, as soon as the test results report has been made available to the prescribing physician. The Company concluded that other activities, including ordering, pre-test education and coverage and transparent price estimates are not distinct services, but instead are steps in the process of delivering results, and thus do not impact the timing of revenue recognition. Genetic counseling was deemed to be immaterial in the context of the contract, and thus under the guidance of ASC 606, the Company did not assess whether this service represents a performance obligation. Thus the delivery of genetic counseling services does not impact the timing of revenue recognition as well.

The Company recognizes revenue on an accrual basis at the time the tests results are delivered, at an amount that reflects the consideration to which the Company expects to be entitled to in exchange for delivering the test results. This revenue recognition policy applies to all test result deliveries, regardless of whether the test is billed through in-network payers, out-of-network payers, laboratory services intermediaries, or self-paying individuals. For the year ended December 31, 2017, 100% of revenue was recognized on an accrual basis.

The actual consideration received by the Company often varies significantly from the amounts billed, and the determination of the expected reimbursement amount requires significant judgment and estimation by the Company. The Company estimates the variable consideration to be included in the transaction price for tests billed through in-network payers, out-of-network-payers, and self-paying individuals using the expected value method, as the Company has a large number of contracts with similar characteristics. The consideration to be included in the transaction price for tests billed to laboratory services intermediaries is fixed, and revenue is recognized at the fixed invoiced amount, if collection is probable.

From time to time, the Company receives requests for refunds due to overpayments made by payers and patients. In accordance with ASC 606-10-32-10, the Company records a refund liability at the amount received for which the Company does not expect to be entitled. Such amounts are not included in the estimated transaction price.

Countries outside of the United States, based on the billing address of customers, represented less than 1% of the Company’s revenue for the year ended December 31, 2017.

Contract Balances

The timing of revenue recognition may differ from the timing of billing to customers. Accounts receivable are recorded at the expected reimbursement amount. A receivable is recognized in the period the Company delivers the test results. In instances where the timing of revenue recognition differs from the timing of billing, the Company has determined that its contracts do not include a significant financing component. The Company applied the practical expedient that the promised amount of consideration need not be adjusted for the effects of a significant financing component as the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less. The balance of accounts receivable, net of allowance for doubtful accounts, as of December 31, 2017, is presented in the consolidated balance sheet. The Company records deferred revenue when cash payments are received in advance of delivering the test results. The balance of deferred revenue accounts of $0.1 million as of December 31, 2017, is included in accrued liabilities in the consolidated balance sheet.

Research and Development

Research and development expenses include costs incurred to develop the Company’s technology, further refine its laboratory testing and automation processes, develop new testing methods and protocols, to conduct studies to develop and support the clinical utility of its tests and to optimize its workflow solutions for patients and providers. These costs consist of personnel costs, including employee payroll and benefits, stock-based compensation expense; prototype materials; laboratory supplies; consulting costs; regulatory costs; and allocated overhead, including rent, information technology, depreciation and amortization, and utilities. The Company expenses all research and development costs in the periods in which they are incurred.

Stock-Based Compensation

Stock-based compensation expense for awards granted to employees with a service condition is measured at the grant date based on the fair value of the award and it is recognized as expense on a straight-line basis over the requisite service period, which is generally over a four-year vesting period. Prior to January 1, 2017, the fair value of the portion of the award that was ultimately expected to vest was recognized as expense over the requisite service period in the consolidated statement of operations and comprehensive loss. Upon the adoption of ASU 2016-09 on January 1, 2017, the Company has elected to recognize the actual forfeitures by reducing the employee stock-based compensation expense in the same period as the forfeitures occur. Hence, the Company stopped estimating forfeitures upon the adoption of ASU 2016-09.

Stock-based compensation expense for awards granted to employees with a performance-based condition was recognized based on the probability of achieving certain performance criteria. Prior to January 1, 2017, the fair value of the portion of the award that is ultimately expected to vest was recognized as expense when it became probable that the performance criteria would be met using the accelerated attribution method. Upon the adoption of ASU 2016-09 on January 1, 2017, the Company has elected to recognize the actual forfeitures by reducing the employee stock-based compensation expense in the same period as the forfeitures occur. Hence, the Company stopped estimating forfeitures upon the adoption of ASU 2016-09.

The Company accounts for stock-based compensation arrangements with non-employees using a fair value approach. The Company believes that for stock awards issued to non-employees, the fair value of the stock award is more reliably measurable than the fair value of the services rendered. Therefore, the Company estimates the fair value of non-employee stock options using a Black-Scholes option-pricing model with appropriate inputs. The estimated fair value of non-employee stock options is remeasured on each balance sheet date over the vesting period.

Income Taxes

The Company accounts for income taxes in accordance with the liability method. Under the liability method, deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. The provision for income taxes is comprised of the current tax liability and the change in deferred tax assets and liabilities. The Company establishes a valuation allowance to the extent that it is more likely than not that deferred tax assets will not be recoverable against future taxable income.

Deferred tax assets and liabilities are measured using the enacted tax rates that will be in effect for the years in which those tax assets are expected to be realized or settled. The Company regularly assesses the likelihood that its deferred tax assets will be realized from recoverable income taxes or recovered from future taxable income based on the realization criteria set forth in the relevant authoritative guidance. To the extent that the Company believes any amounts are not more likely that not to be realized, the Company records a valuation allowance to reduce its deferred tax assets. The realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. If the Company subsequently realizes deferred tax assets that were previously determined to be unrealizable, the respective valuation allowance would be reversed, resulting in an adjustment to earnings in the period such determination is made.

In addition, the calculation of uncertain tax liabilities involves accounting for uncertainties at a more-likely-than-not basis while also applying a complex set of tax regulations. The Company recognized potential liabilities based on its estimate of whether, and the extent to which, additional taxes will be due. The Company accounts for uncertain tax positions in accordance with the relevant guidance, which prescribes a recognition threshold and measurement approach for uncertain tax positions taken or expected to be taken in a company’s income tax return, and also provides guidance on recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The guidance utilized a two-step approach for evaluation uncertain tax positions. Step one, Recognition, requires a company to determine if the weight of available evidence indicates a tax position is more likely than not to be sustained upon audit. Step two, Measurement, is based on the largest amount of benefit, which is more likely than not to be realized on ultimate settlement. A liability is reported for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. Any interest and penalties related to unrecognized tax benefits are recorded as income tax expense.

Deferred Offering Costs

Deferred offering costs, consisting of legal, accounting and other fees and costs relating to the Company’s planned IPO, are recorded within other assets on the consolidated balance sheet. The deferred offering costs will be offset against the proceeds received upon the closing of the planned IPO. In the event the planned IPO is terminated, all of the deferred offering costs will be expensed within the Company’s consolidated statement of operations and comprehensive loss. As of December 31, 2017, $0.2 million of deferred offering costs were recorded as other assets on the consolidated balance sheet.

Net Loss per Share Attributable to Common Stockholders

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, the redeemable convertible preferred stock, common stock subject to repurchase, stock options, preferred and common stock option warrants, and restricted stock units are considered to be potentially dilutive securities. Basic and diluted net loss attributable to common stockholders per share is presented in conformity with the two-class method required for participating securities as the redeemable convertible preferred stock is considered a participating security. The Company’s participating securities do not have a contractual obligation to share in the Company’s losses. As such, the net loss was attributed entirely to common stockholders. As the Company has reported a net loss for the period presented, diluted net loss per common share is the same as basic net loss per common share for the period.

Recent Accounting Pronouncements Not Yet Adopted

In July 2017, FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260) Distinguishing Liabilities from Equity (Topic 480) Derivatives and Hedging (Topic 815) (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. This update simplifies the accounting for certain financial instruments with down round features, a provision in an equity-linked financial instrument (or embedded feature) that provides a downward adjustment of the current exercise price based on the price of future equity offerings. Down round features are common in warrants, preferred shares and convertible debt instruments issued by private companies and development-stage public companies. This update requires companies to disregard the down round feature when assessing whether the instrument is indexed to its own stock, for purposes of determining liability or equity classification. The provisions of this update related to down rounds are effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements and related disclosures.

In May 2017, FASB issued ASU No. 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting. This update provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. The amendments in this update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements and related disclosures.

In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842), which is aimed at making leasing activities more transparent and comparable, and requires substantially all leases be recognized by lessees on their balance sheet as a right-of-use asset and corresponding lease liability, including leases currently accounted for as operating leases. The amendments also require certain quantitative and qualitative disclosures about leasing arrangements. For public entities, ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. A modified retrospective transition approach is required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, including a number of optional practical expedients that entities may elect to apply.

3. NEW ACCOUNTING STANDARDS

Statement of Cash Flows

ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash

Payments. The amendments of this standard provide guidance on eight specific cash flow issues to reduce the existing diversification in practice, including (a) debt prepayment or debt extinguishment costs; (b) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; (c) contingent consideration payments made after a business combination; (d) proceeds from settlement of insurance claims; (e) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; (f) distributions received from equity method investees; (g) beneficial interests in securitization transactions; and (h) separately identifiable cash flows and application of the predominance principle. On January 1, 2018, the Company adopted this guidance and applied this amendment using a retrospective transition method to each period presented in the Company’s consolidated statement of cash flows. As a result, net cash used in operating activities was adjusted to exclude costs associated with extinguishing debt, and such costs were reclassified to net cash provided by financing activities for the year ended December 31, 2017. Thus, the consolidated statement of cash flows for the year ended December 31, 2017 have been presented in accordance with this amendment. The adoption of this amendment did not have a material impact on the Company’s consolidated financial statements and disclosures.

ASU 2016-18 Statement of Cash Flows (Topic 230): Restricted Cash. This amendment applies to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows. The amendment requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. As a result, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This amendment should be applied using a retrospective transition method to each period presented. On January 1, 2018, the Company adopted ASU 2016-18 and applied it retrospectively to the period presented in the Company’s consolidated statement of cash flows. As a result, restricted cash was included with cash and cash equivalents to reconcile amounts on the cash flows for the years ended December 31, 2017. Restricted cash amounts as of December 31, 2017 are primarily related to security deposits and collateral for letters of credit. The adoption of this amendment did not have a material impact on the Company’s consolidated financial statements and related disclosures.

Stock Compensation

ASU 2016-09, Stock Compensation—Improvements to Employee Share-Based Payment Accounting. On

January 1, 2017, the Company adopted the amendments to ASC 718, which simplify accounting for share-based payment transactions. Prior to this amendment, excess tax benefits resulting from the difference between the deduction for tax purposes and the compensation costs recognized for financial reporting were not recognized until the deduction reduced taxes payable. Under the new method, the Company recognizes excess tax benefits in the current accounting period. In addition, prior to January 1, 2017, the employee share-based compensation expense was recorded net of estimated forfeiture rates and subsequently adjusted at the vesting date, as appropriate. As part of the amendment, the Company has elected to recognize the actual forfeitures by reducing the employee share-based compensation expense in the same period as the forfeitures occur. The Company has adopted these changes in accounting method using the modified retrospective method by recognizing the cumulative effect adjustment as an increase to the opening accumulated deficit as of January 1, 2017 for excess tax benefits previously unrecognized and the change in accounting for forfeited awards. The cumulative effect of the changes made to the

Company’s consolidated balance sheet as of January 1, 2017 for the adoption of ASU 2016-09, Stock

Compensation—Improvements to Employee Share-Based Payment Accounting was immaterial.

Inventory

ASU 2015-11, Inventory—Simplifying the Measurement of Inventory. On January 1, 2017, the Company adopted the amendments to ASC 330 which simplified the measurement of inventory by replacing the lower of cost or market test with a lower of cost or net realizable value test. The adoption of the amendment did not have a material impact to the Company’s consolidated financial statements and related disclosures.

Revenue Recognition

ASU 2014-09, Revenue—Revenue from Contracts with Customers. On January 1, 2017, the Company adopted the new accounting standard ASC 606, Revenue from Contracts with Customers, and all the related amendments using the modified retrospective method for all contracts that had remaining obligations as of January 1, 2017. Topic 606 supersedes the revenue recognition requirements in ASC 605, Revenue Recognition (“Topic 605”), and requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the considerations to which the entity expects to be entitled to in exchange for those goods or services. Topic 606 also includes Subtopic 340-40, Other Assets and Deferred Costs—Contracts with Customers, which requires the deferral of incremental costs of obtaining a contract with a customer. The Company has not incurred any costs in relation to contract acquisition that would be subject to capitalization under ASC 340. Any costs incurred in relation to the fulfillment of contractual obligations and capitalizable under ASC 340 is immaterial. Collectively, the Company refers to Topic 606 and Subtopic 340-40 as “ASC 606”. The Company recognized the cumulative effect of initially applying ASC 606 as a decrease to the opening balance of accumulated deficit.

The most significant impact related to the adoption of ASC 606 is that revenue is now accrued for tests billed to out-of-network payers, self-paying individuals, and a small portion of laboratory services intermediaries, that was previously recognized on a cash basis. Thus, under ASC 606, the Company recognizes all revenue on an accrual basis. With this change in revenue recognition, accounts receivable balance, as well as the allowance for doubtful accounts was increased due to all revenue being recorded on an accrual basis.

The cumulative effect of the changes made to the Company’s consolidated balance sheet as of January 1, 2017 due to the adoption of ASC 606 included any revenue that would have been recognized in fiscal year 2017 for tests completed prior to fiscal year 2017 that were on a cash basis under ASC Topic 605. The cumulative effect adjustment was as follows (in thousands):

	Balance at December 31, 2016	Adjustment due to ASC 606	Balance at January 1, 2017
Assets:
Accounts receivable, net	12,421	1,875	14,296

Stockholder’s deficit:
Accumulated deficit	(114,503)	1,875	(112,628)

The total impact on the Company’s consolidated statement of operations and comprehensive loss and balance sheet, is as follows (in thousands):

	Year ended December 31, 2017
	As reported	Balances without adoption of ASC 606	Effect of Change, Increase/(Decrease)
Revenue	$123,985	$125,748	$(1,763)

Gross profit	68,705	70,468	(1,763)

Operating expenses:
General and administrative	29,092	29,013	79

Total operating expenses	99,013	98,934	79

Loss from operations	(30,308)	(28,466)	(1,842)
Net loss attributed to common stockholders	(37,259)	(35,417)	(1,842)

	Year ended December 31, 2017
	As reported	Balances without adoption of ASC 606	Effect of Change, Increase/(Decrease)
Current assets:
Accounts receivable, net	16,232	16,137	95

Adoption of ASC 606 had no impact to net cash from or used in operating, investing or financing activities in the Company’s consolidated statement of cash flows.

The core principle of ASC 606 is to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled in exchange for those goods or services. This principle is achieved through applying the following five-step approach:

•

Identification of the contract, or contracts, with a customer — A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for goods or services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The Company applies judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors including the customer’s historical payment experience.

•

Identification of the performance obligations in the contract —Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised goods or services, the Company applies judgment to determine whether promised goods or services are capable of being distinct and distinct in the context of the contract. If these criteria are not met the promised goods or services are accounted for as a combined performance obligation.

•

Determination of the transaction price —The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods or services to the customer.

•

Allocation of the transaction price to the performance obligations in the contract — If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis. The Company determines the standalone selling price based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, the Company estimates the standalone selling price taking into account available information such as market conditions and internally approved pricing guidelines related to the performance obligations.

•

Recognition of revenue when, or as, the Company satisfies a performance obligation — The Company satisfies performance obligations either over time or at a point in time as discussed in further detail in Note 2. Revenue is recognized at the time the related performance obligation is satisfied by transferring a promised good or service to a customer.

Disaggregation of Revenue

The following table disaggregates the Company’s revenue by major source for the year ended December 31, 2017 (in thousands):

Year ended December 31, 2017
Revenue from tests billed through in-network payers	$92,194
Revenue from tests billed through laboratory service intermediaries	18,636
Revenue from tests billed through out-of-network payers	12,204
Revenue from tests billed through self-paying individuals	951

Total Revenue	$123,985

4. BALANCE SHEET COMPONENTS

Property and Equipment, Net

Property and equipment consisted of the following (in thousands):

	Useful Life (years)	As of December 31, 2017
Capitalized software development costs	3	$19,640
Laboratory equipment	3	22,582
Leasehold improvements	8 - 9	8,660
Computers and equipment	2	5,118
Furniture and fixtures	3	526
Purchased software	3	244

Subtotal		$56,770
Accumulated depreciation and amortization		(42,637)

Property and equipment, net		$14,133

The Company recorded $0.8 million of depreciation expense of assets under its capital leases for the year ended December 31, 2017.

There are no long-lived assets located outside of the United States as of December 31, 2017.

Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

As of December 31, 2017
Accrued compensation	$5,927
Accrued professional services	2,764
Accrued refunds payable	1,505
Accrued royalties	1,797
Accrued other liabilities	927

Total accrued liabilities	$12,920

5. FAIR VALUE MEASUREMENTS

The estimated fair value of debt approximates the carrying value because the interest rate on such debt adjusts to market rates on a periodic basis. The following table represents the fair value hierarchy for the Company’s financial liabilities measured at fair value on a recurring basis as of December 31, 2017 (in thousands):

	Level 1	Level 2	Level 3
Balance as of December 31, 2017:
Liabilities:
Common stock warrant liability	$—	$—	$10,650
Put option liability	$—	$—	$2,126
Redeemable convertible preferred stock warrant liability	$—	$—	$1,601

Total	$—	$—	$14,377

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial instruments (in thousands):

	Redeemable Convertible Preferred Stock Warrant Liability	Common Stock Warrant Liability	Put option liability
Fair value as of January 1, 2017	$2,146	$—	$—
Issuance of financial instruments	—	10,450	2,070
Change in fair value included in other income (expense), net	(545)	200	56

Fair value as of December 31, 2017	$1,601	$10,650	$2,126

6. LONG-TERM DEBT

In October 2011, the Company entered into a loan and security agreement with Venture Lending & Leasing VI, Inc. (“WTI”) (the “WTI Agreement”). The WTI Agreement includes a $10.0 million borrowing capacity under term loan advances. In conjunction with the WTI Agreement, the Company also issued warrants to purchase its Series B redeemable convertible preferred stock (Note 11).

In December 2013, the Company entered into a loan and security agreement with Silicon Valley Bank (“SVB”) (the “2013 SVB Agreement”). The agreement includes a $5.0 million revolving line of credit and an additional $10.0 million of borrowing capacity under term loan advances. Upon drawing down the first tranche from SVB in December 2013, the Company terminated the loan with WTI and repaid the outstanding balance in full.

The 2013 SVB Agreement was amended in January 2015 to increase the initial term loan to $7.6 million and revise the payment schedule such that monthly payments for the first 12 months following the amendment would consist of interest-only payments with the borrowings amortizing in 36 equal monthly payments of principal and interest thereafter. The amendment was accounted for as a modification of existing debt. No incremental expense was recorded in the Company’s consolidated statement of operations and comprehensive loss as a result of the debt modification.

In August 2015, the Company entered into a loan and security agreement with Silicon Valley Bank (“SVB”) and MidCap Funding III Trust (“MidCap”) (the “SVB and MidCap Loan”). The agreement includes a $5.0 million revolving line of credit from SVB and an additional $40.0 million of borrowing capacity under term loan advances from each of SVB and MidCap, for a total of $45.0 million of borrowing capacity.

Upon drawing down the first tranche of the loan from SVB in August 2015, the Company terminated the 2013 SVB Agreement and repaid the outstanding balance in full. The termination was accounted for as an extinguishment of debt and the Company recorded a loss of $0.3 million, which was recognized in the consolidated statement of operations and comprehensive loss.

The term loan advances under the SVB and MidCap Loan are available in three tranches. The Company borrowed the initial tranche of $12.0 million in August 2015, the second tranche of $13.0 million in February 2016 and the third tranche of $15.0 million in September 2016. The Company also drew down on the $5.0 million revolving line of credit in August 2016. The loan was scheduled to be fully repaid by July 2020. The initial tranche term loan bears interest at 8.65% per annum, and the second and third tranche term loans each bear interest at 8.9% per annum. The revolving line of credit bears interest at the prime rate plus 0.75% per annum and was to expire in July 2018.

On November 3, 2017 (the “Closing Date”), the Company entered into a Credit Agreement and Guaranty and related agreements (the “Credit Agreement”) with Perceptive Credit Holdings LP (“Perceptive”) for a secured term loan of $80.0 million and paid $1.2 million in issuance costs and upfront fees. Upon drawing down the loan from Perceptive in November 2017, the Company terminated the SVB and MidCap loan and repaid in full the balance of its obligations under such agreement, $43.4 million, consisting of $41.1 million in principal and $2.3 million in end-of-term interest and prepayment fees. The termination was accounted as an extinguishment of debt and the Company recorded a loss of $1.3 million of previously capitalized debt discount, prepayment and other fees and issuance cost in the consolidated statement of operations and comprehensive loss. The loss on debt extinguishment is mainly due to the write-off of previously capitalized debt discount and legal and prepayment fees paid on termination.

The Credit Agreement is payable in monthly installments of $1.2 million starting November 2020 and a final payment of $65.6 million on November 3, 2021. The principal amount outstanding on the loan will accrue interest at the one-month LIBOR rate (floating with a 1.50% floor) plus 9.50%.

In connection with the Credit Agreement, the Company issued a Perceptive warrant (the “Perceptive Warrant”) to purchase 5,000,000 shares of the Company’s common stock. The Perceptive Warrant can be exercised at (i) an exercise price equal to 50% of the per share offering price of common stock in connection with an IPO in which the Company receives more than $50.0 million in gross proceeds and its common stock is listed on either the New York Stock Exchange or the NASDAQ Stock market (a “Perceptive Warrant IPO”), (ii) an exercise price equal to 50% of the value of the per share consideration payable to the holders of common stock as a result of the sale of the Company, and (iii) an exercise price equal to implied per share value of common stock assuming a total enterprise value for the Company of $275.0 million during the period January 1, 2020 and prior to November 3, 2027.

The fair value of the warrants on the date of issuance was calculated at $10.5 million and is classified as a liability on the balance sheet. Refer to Note 12 for information regarding the determination of the fair value of the warrants.

The Credit Agreement provides Perceptive with a top-up fee payable upon exercise of the Put Option in connection with the sale of a majority of the Company’s stock or all, or substantially all, of the Company’s assets (a “Sale of the Company”) and prior to the consummation of a Perceptive Warrant IPO. If Perceptive exercises the Put Option, the purchase price per share payable by the Company is equal to the imputed per share value of a share of the Company’s common stock in the Sale of the Company. Additionally, if Perceptive exercises the Put Option, the Company would be required to pay Perceptive an additional fee (the “Top-Up Fee”) such that the total return to Perceptive, including all payments made as a result of the Sale of the Company, and all payments of principal, interest, prepayments fees, penalties or otherwise, and payments in respect of the Perceptive Warrant or shares issued upon the exercise of the Perceptive Warrant, is at least equal to (1) $104.0 million if the Sale of the Company occurs prior to November 3, 2018, or (2) $120.0 million if such Sale of the Company occurs on or after November 3, 2018. In the event that Perceptive does not exercise the Put Option in connection with a Sale of the Company, the Put Option shall expire automatically.

The Top-Up Fee payable upon exercise of the Put Option and in connection with the Sale of the Company is an embedded derivative and meets the criteria requiring its bifurcation from the Credit Agreement and is accounted for as a separate derivative instrument. The Company valued the Put Option using the Black-Scholes method, which included significant estimates regarding the probability and expected time to exercise, volatility and a discount rate. The estimated fair value of the Put Option on the date of issuance was determined to be approximately $2.1 million and was recorded as a debt discount and recorded on the consolidated balance sheet as a reduction to the carrying value of long-term debt. The embedded derivative is remeasured each period end with changes in fair value recorded in the consolidated statement of operations and comprehensive loss.

The outstanding principal of the loan balance under the Perceptive loan was $80.0 million as of December 31, 2017. The fair value of warrants, fair value of put option, issuance costs and upfront fees are accounted as debt discount and recorded on the consolidated balance sheet as a reduction to the carrying value of long-term debt.

Perceptive has an interest in substantially all of the Company’s tangible and intangible assets, to secure any outstanding amounts under the Credit Agreement. The Credit Agreement contains customary events of default, conditions to borrowing and covenants, including restrictions on the Company’s ability to dispose of assets, make acquisitions, incur debt, incur liens and make distributions to stockholders, including the payment of dividends. In addition, the Perceptive Loan also contains a Material Adverse Change clause in which any material adverse change or effect on the business, condition, operations, or ability to perform obligations under the terms of the loan are also considered an event of default. In addition, the loan contains operating and financial covenants, including maintaining minimum levels of revenue and a minimum aggregate cash balance of $4.0 million.

As of December 31, 2017, the Company was in compliance with regards to all financial covenants under the terms of the Credit Agreement.

Future principal repayments as of December 31, 2017, are as follows (in thousands):

Amount
Years ending December 31:
2020	2,400
2021	77,600

Total	$80,000

Less: unamortized balance of debt discount	(13,132)
Add: accretion of end-of-term interest payment	33

Long-term portion, net of discount	$66,901

7. COMMITMENTS AND CONTINGENCIES

The following table summarizes the Company’s future minimum commitments under non-cancelable contracts as of December 31, 2017 (in thousands):

	Commitments and contingencies
	Operating leases	Capital leases	Minimum royalties		Total
Years ending December 31:
2018	$2,909	$1,175	$100		$4,184
2019	3,653	1,175	100		$4,928
2020	3,776	619	100		$4,495
2021	3,904	—	100		$4,004
2022	4,035	—	100		$4,135
2023 and thereafter	10,415	—	100	*	$10,515

	$28,692	$2,969	$600		$32,261

*	Reflects annual, ongoing minimum royalty commitment

Operating Lease Commitments

The Company leased two buildings in South San Francisco, California. In December 2016, the Company renewed its lease for its first building, located on Kimball Way in South San Francisco. The total lease payment over the life of the lease is $30.4 million, offset by $2.6 million in tenant improvement allowances. The lease expires on April 30, 2025.

In May 2017, the Company renewed its lease for its second building, located on Littlefield Avenue in South San Francisco. The total lease payment over the life of the second building lease is $9.3 million, offset by $0.1 million in tenant improvement allowances. The lease expires on September 30, 2025.

These lease agreements contain escalation clauses whereby monthly rent increases over time. Rent expense is recognized on a straight-line basis over the lease period. Rent expense was $3.5 million for the year ended December 31, 2017.

Capital Lease Commitments

As of December 31, 2017, the gross amount of assets recorded under capital leases was $6.4 million of laboratory and computer equipment. As of December 31, 2017, $5.9 million was attributed to laboratory equipment and $0.5 million was attributed to computer equipment. The outstanding balance of lease payable was $2.8 million as of December 31, 2017. The equipment under this lease agreement is being depreciated over the term of the estimated useful life of the underlying asset, which is shorter than the lease term.

In 2017, the Company entered into capital lease agreements for laboratory equipment and computer equipment for $3.8 million. The term of the capital leases are 36 months and the minimum lease payments due under the agreement are $4.1 million.

Minimum Royalty Commitments

On January 17, 2011, the Company entered into a non-exclusive license agreement (“Stanford License”) with The Board of Trustees of the Leland Stanford Junior University (“Stanford”). The dollar amount of such royalty payment per test is tiered depending on the amount for which a given test is sold by the Company. The Company must also make an annual license maintenance payment of $0.1 million, which is fully creditable against any earned royalties. The Company recorded royalty expenses of $0.8 million under the Stanford License for the year ended December 31, 2017, which is included in cost of revenue in the consolidated statement of operations and comprehensive loss.

The term of the Stanford License extends until the expiration of the last patent that is the subject of the Stanford License, unless it is otherwise terminated early pursuant to its terms. The Company may terminate the Stanford License at any time for convenience on 30 days’ notice to Stanford. Stanford may also terminate the Stanford License for specified uncured breach of the Stanford License by the Company.

On October 16, 2015, the Company entered into a supply agreement with Illumina, Inc. (“Illumina”), which was amended on January 25, 2016 and again on February 14, 2017, to revise the pricing and product offerings thereunder (the “Supply Agreement”). Under the terms of the Supply Agreement, Illumina supplies the Company certain DNA sequencing instruments and consumables, referred to as Supplied Products, for commercial use. In addition to transfer prices payable for Supplied Products, the Company is required to pay a royalty for each test that is processed using the Supplied Products for the detection of fetal chromosomal conditions. The Company recorded royalty expenses of $5.1 million under the Supply Agreement for the year ended December 31, 2017.

The term of the Supply Agreement extends through April 1, 2018, unless extended by the parties, or it is otherwise terminated early pursuant to its terms. Each party may terminate the Supply Agreement prior to expiration upon the bankruptcy or insolvency of the other party, an uncured material breach by the other party, if such party has a reasonable basis to believe or is notified by a regulatory agency or government body that its performance under the Supply Agreement violates any law, or the other party initiates a lawsuit for patent infringement against such party. In addition, Illumina may terminate the supply agreement on specified change of control scenarios.

Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and that such expenditures can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount.

In the normal course of business, the Company provides indemnifications of varying scope to customers against claims made by third parties arising from the use of its products. Historically, costs related to indemnification provisions have not been material and the Company is unable to estimate the maximum potential impact of these indemnification provisions on its future results of operations.

To the extent permitted under Delaware law, the Company has agreements whereby it indemnifies its directors and officers for certain events or occurrences while the director or officer is, or was serving, at the Company’s request in such capacity. The indemnification period covers all pertinent events and occurrences during the director’s or officer’s service. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is not specified in the agreements; however, the Company has director and officer insurance coverage that reduces its exposure and enables the Company to recover a portion of any future amounts paid. The Company believes the estimated fair value of these indemnification agreements in excess of applicable insurance coverage is minimal.

Legal Matters

In September 2013, the Company filed a complaint for declaratory judgment against Myriad Genetics in federal court in the Northern District of California around several patents owned, assigned or licensed to Myriad Genetics that have subject matter relating to the Company’s screening for certain genes related to breast and other cancers. In June 2014, Myriad Genetics, along with co-plaintiffs Endorecherche, University of Utah Research Foundation, Trustees of the University of Pennsylvania, and HSC Research and Development Limited Partnership, countersued. As of December 31, 2016, all of the claims have been dismissed with prejudice.

From time to time, the Company may become involved in legal proceedings arising from the ordinary course of its business. The Company records a legal liability when it believes that it is probable both that a liability may be incurred and that the amount of the liability can be reasonably estimated. Significant judgment by the Company is required to determine both probability and the estimated amount. The Company does not believe it is party to any currently pending legal proceedings that will result in a material adverse effect on its business, consolidated financial position, results of operations or cash flows.

8. REDEEMABLE CONVERTIBLE PREFERRED STOCK

Redeemable convertible preferred stock consists of the following as of December 31, 2017 (in thousands, except per share data):

	Shares Authorized	Original Issue Price	Shares Issued and Outstanding	Proceeds, net of issuance costs	Liquidation Value
Series A	1,752	$4.28	1,752	$7,500	$7,503
Series B	7,138	5.05	6,780	34,031	34,239
Series C	928	8.84	928	7,456	8,204
Series D	4,613	10.84	3,840	41,487	41,615

Balance at December 31, 2017	14,431		13,300	$90,474	$91,561

Conversion

Each share of redeemable convertible preferred stock is, at the option of the holder, convertible at any time into shares of common stock, subject to certain anti-dilution adjustments (e.g., stock split, payment of stock dividends or otherwise), in accordance with the conversion formula provided in the Company’s Certificate of Incorporation (one-for-one as of December 31, 2017). Each share of Series A redeemable convertible preferred stock shall automatically be converted into shares of common stock at the conversion rate then in effect for Series A redeemable convertible preferred stock upon the earlier of (i) immediately prior to the sale of the Company’s common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with gross proceeds of not less than $30.0 million in aggregate, or (ii) the receipt by the Company of a written request of the holders of a majority of the outstanding shares of the Series A redeemable convertible preferred stock. Each share of Series B redeemable convertible preferred stock shall automatically be converted into shares of common stock at the conversion rate then in effect for Series B redeemable convertible preferred stock upon the earlier of (i) immediately prior to the sale of the Company’s common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, with gross proceeds of not less than $30.0 million in aggregate and at a price per share of the Company common stock not less than $15.16 (as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or similar event) (a “Qualified IPO”), or (ii) the receipt by the Company of a written request of the holders of at least 60% of the outstanding shares of the Series B redeemable convertible preferred stock. Each share of Series C redeemable convertible preferred stock shall automatically be converted into shares of common stock at the conversion rate then in effect for Series C redeemable convertible preferred stock upon the earlier of (i) immediately prior the sale of the Company’s common stock in a Qualified IPO, or (ii) upon the receipt by the Company of a written request of the holders of a majority of the outstanding shares of the Series C redeemable convertible preferred stock. Each share of Series D redeemable convertible preferred stock shall automatically be converted into shares of common stock at the conversion rate then in effect for Series D redeemable convertible preferred stock upon the earlier of (i) immediately prior the sale of the Company’s common stock in a Qualified IPO, or (ii) upon the receipt by the Company of a written request of the holders of a majority of the outstanding shares of the Series D redeemable convertible preferred stock. As of December 31, 2017, all series of redeemable convertible preferred stock convert into shares of common stock on a one-to-one basis.

Dividends

Dividends are non-cumulative and are payable at a rate of 8% of the original issue price of $4.28, $5.05, $8.84 and $10.84 per share for Series A, B, C and D redeemable convertible preferred stock, respectively, when, as and if, declared by the Company’s Board of Directors (the “Board”). As of December 31, 2017, no such dividends have been declared. Such dividends are in preference to any dividends to holders of common stock.

Voting

Each share of redeemable convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares could be converted. Holders of redeemable convertible preferred stock and common stock vote as a single class.

Liquidation Preference

Upon liquidation, dissolution or winding down of the Company, the holders of the redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of shares of common stock, an amount equal to the per share issue price of such series of redeemable convertible preferred stock, plus all declared and unpaid dividends on such shares (the “liquidation preference”). If available assets are insufficient to pay the full liquidation preference, the available assets will be distributed among the holders of the redeemable convertible preferred stock, on a pari passu and pro rata basis. After the payment of the liquidation preference, all remaining assets available for distribution will be distributed ratably among the holders of the common stock.

Redemption and Balance Sheet Classification

The redeemable convertible preferred stock is recorded in mezzanine equity because, while it is not mandatorily redeemable, it will become redeemable at the option of the shareholders upon the occurrence of certain deemed liquidation events that are considered not solely within the Company’s control.

9. COMMON STOCK

Common stockholders are entitled to dividends when and if declared by the Board, subject to the prior rights of the redeemable convertible preferred stockholders. The holder of each share of common stock is entitled to one vote. As of December 31, 2017, no dividends have been declared.

The Company had reserved shares of common stock, on an as-converted basis, for issuance as follows (in thousands):

As of December 31, 2017
Conversion of Series A redeemable convertible preferred stock	1,752
Conversion of Series B redeemable convertible preferred stock	6,780
Conversion of Series C redeemable convertible preferred stock	928
Conversion of Series D redeemable convertible preferred stock	3,840
Options and RSU issued and outstanding	16,055
Remaining shares available for issuance under stock options plans	5,705
Shares issuable upon exercise of redeemable convertible preferred stock warrants	358
Shares issuable upon exercise of common stock warrants	5,000

Total	40,418

10. STOCK INCENTIVE PLANS

Stock Incentive Plans

In October 2007, Board approved the 2007 Stock Plan (the “2007 Plan”). In August 2014, the Board approved the 2014 Stock Plan (the “2014 Plan”). Including the shares that were terminated under the 2007 Plan and transferred to the 2014 Plan, the Board reserved 15.7 million shares of common stock for future issuance under the 2014 Plan. Shares cancelled or forfeited under the 2007 Plan were transferred to the 2014 Plan and are available for re-issuance.

On February 10, 2017, the Board authorized the increase of shares available for grant under the 2014 Plan by 8,433,024 shares.

Under the 2014 Plan, the Company may grant incentive stock options (“ISOs”) and non-qualified stock options, stock appreciation rights, restricted stock and restricted stock units (“RSUs”). ISOs may be granted only to employees, and all other awards may be granted to Company employees and directors and to consultants, independent contractors and advisors of the Company for services rendered. Stock options generally include a one-year cliff vest of 25% of the respective award, followed by monthly vesting in equal installments over the next 36 months, and expire no later than ten years from the date of grant. The Company satisfies option exercises through the issuance of new shares.

Stock Option Activity

A summary of stock option activity for the years ended December 31, 2017 (in thousands, except per share data):

	Number of Shares Available for Grant	Number of Shares Underlying Outstanding Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding, January 1, 2017	2,401	4,210	$1.75	4.16	$10,077
Authorized	8,433	—
Granted	(7,914)	30	$3.78
Exercised	—	(625)	$0.75
Forfeited	2,785	(887)	$3.85

Outstanding, December 31, 2017	5,705	2,728	$1.16	2.39	$8,401

Exercisable, December 31, 2017		2,691	$1.12	2.39	$8,401

Options vested or expected to vest, December 31, 2017		2,728	$1.16	2.39	$8,401

During the year ended December 31, 2017, the Company granted options with a weighted-average grant date fair value of $2.10 per share.

The total intrinsic value of options exercised was $1.9 million for the year ended December 31, 2017. The fair value of shares that vested was $0.4 million for the year ended December 31, 2017.

As of December 31, 2017, the total unrecognized stock-based compensation expense related to unvested stock options was $0.6 million. This cost will be amortized on a straight-line basis over a weighted average remaining period of 2.5 years.

The Company recorded stock-based compensation expense of $0.0 million related to options granted to non-employees for the year ended December 31, 2017.

Fair Value of Options Granted

In determining fair value of the stock options granted, the Company uses the Black–Scholes model and a single option award approach, which requires the input of subjective assumptions. These assumptions include: estimating the length of time employees will retain their vested stock options before exercising them (expected term), the estimated volatility of the Company’s common stock price over the expected term (expected volatility), risk-free interest rate (interest rate), expected dividends and the number of shares subject to options that will ultimately not complete their vesting requirements (forfeitures). Changes in the following assumptions can materially affect the estimate of fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop:

•

Expected term. The expected term is calculated using the simplified method where there is insufficient historical data about exercise patterns and post-vesting employment termination behavior. The simplified method is based on the vesting period and the contractual term for each grant, or for each vesting-tranche for awards with graded vesting. The mid-point between the vesting date and the maximum contractual expiration date is used as the expected term under this method. For awards with multiple vesting-tranches, the times from grant until the mid-points for each of the tranches may be averaged to provide an overall expected term.

•

Expected volatility. The Company used an average historical stock price volatility of a peer group of comparable publicly traded diagnostics companies to be representative of its expected future stock price volatility, as the Company did not have any trading history for its common stock. For each grant, the Company measured historical volatility over a period equivalent to the expected term.

•

Risk-free interest rate. The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equivalent to the expected term of a stock award.

•	Expected dividend rate. The Company has not paid and does not anticipate paying any dividends in the near future. Accordingly, the Company has estimated the dividend yield to be zero.

•

Estimated forfeitures. In the periods prior to January 1, 2017, stock-based compensation expense recognized in the consolidated statements of operations and comprehensive loss was based on awards ultimately expected to vest and has been reduced for estimated forfeitures. The estimated forfeitures were based on historical voluntary termination behavior as well as analysis of actual option forfeitures. The Company estimated future forfeitures on the date of grant, and revised these estimates, if necessary, in subsequent periods if actual forfeitures differed from those estimates. Upon the adoption of ASU 2016-09 on January 1, 2017, the Company has elected to recognize the actual forfeitures by reducing the employee stock-based compensation expense in the same period as the forfeitures occur. Hence, the Company stopped estimating forfeitures upon the adoption of ASU 2016-09.

The fair value of the Company’s stock options granted for the year ended December 31, 2017 was estimated using the following assumptions:

Year ended December 31, 2017
Expected term (in years)	5.9
Expected volatility	59.0%
Risk-free interest rate	2.02%
Dividend yield	0.0%

Restricted Stock Units

RSU activity for the year ended December 31, 2017 was as follows (in thousands, except per share data):

	Number of Shares Underlying Outstanding RSUs	Weighted Average Grant Date Fair Value
Unvested, January 1, 2017	7,341	$3.98
Granted	7,884	$3.78
Vested	—	—
Cancelled/forfeited	(1,898)	$3.93

Unvested, December 31, 2017	13,327	$3.87

During 2017, the Board approved the modification of awards granted to certain executives and directors under its 2014 Plan. Under the modified terms, stock options previously granted to certain executives were converted into RSUs on a one-to-one basis. Under the guidance of ASC 718, this modification was considered a Type II modification, as the performance condition that needs to be met in order for RSUs to vest is not considered probable until the consummation of an IPO or a change in control. The Company continued to recognize the original grant date fair value of these awards as an expense over the vesting terms of the original awards, which resulted in an additional $0.1 million of stock based compensation during 2017. In addition, the Company accelerated the vesting of 340,000 RSUs for one executive and four directors upon their termination. Under the guidance of ASC 718, this modification was considered a Type IV modification, as vesting of the awards before and after the modification was improbable. The modification did not trigger any incremental stock based compensation expense in 2017, as these awards are still subject to a performance condition that will not be deemed probable until the consummation of an IPO or a change in control. However, the Company has remeasured the fair value of these awards on the modification dates, and will recognize the updated fair value of the awards as an expense upon the consummation of an IPO or change in control. The Company also accelerated the vesting of 86,042 options previously granted to directors, and extended the option exercise period for one director. Under the guidance of ASC 718, the acceleration of vesting for the option awards has been deemed a Type III modification, as vesting of the awards upon the modification changed from improbable to probable. On the modification date, the Company recognized $0.1 million of stock based compensation expense due to the accelerated vesting and extension of the exercise period for one director.

As of December 31, 2017, RSUs representing 13,327,264 shares of common stock have been issued to employees and include both service- and performance-based conditions to vest in the underlying shares of common stock. Generally, the service condition will be satisfied 25% on the one-year anniversary of the vesting commencement date, and 25% on each subsequent yearly anniversary of the vesting commencement date. For RSUs issued prior to March 18, 2017, the performance condition will be satisfied on the first to occur of: (1) the date that is the earlier of (a) the six-month anniversary of the effective date of an IPO or (b) February 10th of the calendar year following the year in which the IPO was declared effective, or (2) a change in control (as defined in the 2014 Plan). On March 18, 2017, the Company reverted to the original vesting requirements so that for RSUs granted after March 18, 2017 an employee has to be employed by the Company at the time of the performance condition being satisfied in order to vest in the underlying shares. For RSUs issued after March 18, 2017, the performance condition will be satisfied on the first to occur of: (1) the date that is the earlier of (a) the six-month anniversary of the effective date of an IPO or (2) a change in control (as defined in the 2014 Plan). Stock-based compensation expense is recognized only for those RSUs that are expected to meet the service- and performance-based conditions using the accelerated attribution method. An IPO and change in control event are not deemed probable until consummated.

As of December 31, 2017, achievement of the performance condition was not probable and therefore, no stock-based compensation expense was recognized in the period presented.

During the year ended December 31, 2016, the Company conducted tender offers to allow all employees the opportunity to amend the vesting terms of their RSUs. Under the original terms, an employee had to be employed by the Company at the time of the liquidity event to vest in the underlying shares. Under the new terms effective April 1, 2016, an employee who satisfied any portion of the service-based condition vests in the underlying shares on the liquidity event regardless of whether they are employed by the Company at the liquidity event. As no expense related to the original RSUs had been recorded because the performance condition was not probable, the tender offer did not result in any incremental stock-based compensation expense at the time of the modification. For those RSUs accepted under the tender offer, the underlying RSUs are valued at the RSU fair value on the tender offer modification date.

This change is reflected in the total unrecognized compensation cost related to unvested RSUs with a performance condition disclosed above. The total unrecognized compensation cost increased by $5.3 million related to 1,288,150 RSUs in the year ended December 31, 2017 subject to the tender offers.

Stock-Based Compensation Expense by Function

The following table is a summary of stock compensation expense by function recognized for the years ended December 31, 2017 (in thousands):

Year ended December 31, 2017
Cost of revenue	$31
Sales and marketing	152
Research and development	59
General and administrative	318

Total stock-based compensation expense	$560

11. REDEEMABLE CONVERTIBLE PREFERRED STOCK WARRANTS

The Company issued warrants to purchase shares of Series B redeemable convertible preferred stock in October 2011 in connection with the WTI Agreement (Note 6). Warrants to purchase 358,253 shares of Series B redeemable convertible preferred stock have an exercise price of $4.28 per share and have a contractual term that ends on September 1, 2022. Upon occurrence of an IPO, the redeemable convertible preferred stock warrants will be automatically exercised for shares of the Company’s common stock with no consideration due from the warrant holder. The estimated fair value of the redeemable convertible preferred stock warrants on the date of issuance of $1.5 million was recorded as a debt discount. The redeemable convertible preferred stock warrant liability has been adjusted for the year ended December 31, 2017, based on the change in fair value in the period with changes in fair value recorded in the consolidated statement of operations and comprehensive loss. As of December 31, 2017, all of the warrants remain outstanding. The Company used the Black-Scholes option valuation model to estimate fair value of the warrants. The following assumptions were used to estimate the fair value of the redeemable convertible preferred stock warrants issued:

•

Expected Term. The expected term represents the period for which the redeemable convertible preferred stock warrants are expected to be outstanding, which is estimated based on expected time to an IPO or change in control.

•

Expected Volatility. The Company used an average historical stock price volatility of a peer group of comparable publicly traded diagnostics companies to be representative of the Company’s expected future stock price volatility, as it did not have any trading history for the Company’s redeemable convertible preferred stock. The Company has measured historical volatility over a period equivalent to the expected term. The Company believes that historical volatility provides a reasonable estimate of future expected volatility.

•

Risk-Free Interest Rate. The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equivalent to the expected term of the warrants.

•	Expected Dividends. The Company has not paid and does not anticipate paying any dividends in the near future. Accordingly, the Company has estimated the dividend yield to be zero.

•

Fair Value of Redeemable Convertible Preferred Stock. The fair value of the shares of redeemable convertible preferred stock underlying the redeemable convertible preferred stock warrants has been determined by management at the end of each reporting period by considering a number of objective and subjective factors, including valuation of comparable companies, sales of redeemable convertible preferred stock to unrelated third parties, operating and financial performance, the lack of liquidity of capital stock and general and industry specific economic outlook, among other factors. The fair value was determined in accordance with applicable elements of the practice aid issued by the American Institute of Certified Public Accountants entitled Valuation of Privately Held Company Equity Securities Issued as Compensation.

The following assumptions were used to determine the fair value of redeemable convertible preferred stock warrants:

Year ended
December 31, 2017
Expected term (in years)	2.0
Expected volatility	55%
Risk-free interest rate	1.89%
Dividend yield	—

Upon occurrence of an IPO, the redeemable convertible preferred stock warrants will be automatically exercised for shares of the Company’s common stock with no consideration due from the warrant holder.

12. COMMON STOCK WARRANTS

In November 2017, in connection with the Credit Agreement, the Company issued warrants to Perceptive to purchase 5,000,000 shares of the Company’s common stock (see Note 6). The estimated fair value of the common stock warrants on the date of issuance of $10.5 million was recorded as a debt discount. The common stock warrant liability has been adjusted for the year ended December 31, 2017 based on the change in fair value in the period with changes in fair value recorded in the consolidated statement of operations and comprehensive loss.

The Company used the Black-Scholes option valuation model to estimate fair value of the common stock warrants liability. The following assumptions were used to estimate the fair value of the common stock warrants issued:

•	Expected Term. The expected term represents the period for which the common stock warrants are expected to be outstanding, which is estimated based on expected time to an IPO or change in control.

•

Expected Volatility. The Company used an average historical stock price volatility of a peer group of comparable publicly traded diagnostics companies to be representative of the Company’s expected future stock price volatility, as it did not have any trading history for the Company’s common stock. The Company has measured historical volatility over a period equivalent to the expected term. The Company believes that historical volatility provides a reasonable estimate of future expected volatility.

•

Risk-Free Interest Rate. The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equivalent to the expected term of the warrants.

•	Expected Dividends. The Company has not paid and does not anticipate paying any dividends in the near future. Accordingly, the Company has estimated the dividend yield to be zero.

•

Fair Value of Common Stock. As the common stock is not publicly traded, the Company must estimate its fair value. The fair value of common stock was determined on a periodic basis by the Company’s board of directors, with the assistance of an independent third-party valuation firm.

The following assumptions were used to determine the fair value of common stock warrants:

	As of	Year ended
	November 3, 2017	December 31, 2017
Expected term (in years)	2.0	2.0
Expected volatility	55%	55%
Risk-free interest rate	1.89%	1.89%
Dividend yield	—	—

13. PUT OPTION LIABILITY

The Credit Agreement provides the holders a Put Option. The Put Option is valued using a framework that isolates the cash flow(s) associated with the Put Option. The present value equivalent is the estimated value of the Put Option. The method considers probability estimates of 50% that sale of Company will happen within first year from the close of the loan and 50% that sale will happen between year 1 and year 2. The probability weighted value is discounted at a 17% factor that the Company will be sold in a private deal.

The Company used the Black-Scholes option valuation model to estimate fair value of the Put Option liability under each scenario and applied the probability estimates to calculated values under each scenario. The following assumptions were used to estimate the fair value of the Put Option:

•	Expected Term. The expected term represents the period for which the Put Option liability is expected to be outstanding, which is estimated based on expected time to change in control.

•

Expected Volatility. The Company used an average historical stock price volatility of a peer group of comparable publicly traded diagnostics companies to be representative of the Company’s expected future stock price volatility, as it did not have any trading history for the Company’s common stock. The Company has measured historical volatility over a period equivalent to the expected term. The Company believes that historical volatility provides a reasonable estimate of future expected volatility.

•

Risk-Free Interest Rate. The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equivalent to the expected term of the warrants.

•	Expected Dividends. The Company has not paid and does not anticipate paying any dividends in the near future. Accordingly, the Company has estimated the dividend yield to be zero.

•

Fair Value of Common Stock. As the common stock is not publicly traded, the Company must estimate its fair value. The fair value of common stock was determined on a periodic basis by the Company’s board of directors, with the assistance of an independent third-party valuation firm.

The following assumptions were used to determine the fair value of the Put Option liability:

	As of November 3, 2017	As of November 3, 2017	As of December 31, 2017	As of December 31, 2017
	If sold in year 1	If sold in year 2	If sold in year 1	If sold in year 2
Expected term (in years)	1	2	0.83	1.83
Expected volatility	47%	51%	41%	40%
Risk-free interest rate	1.49%	1.63%	1.68%	1.87%
Dividend yield	—	—	—	—

14. INCOME TAXES

Due to the ongoing operating losses and the inability to recognize any income tax benefit, there is no provision for income taxes in any period presented in the consolidated financial statement. Since inception, the Company has only generated pretax losses in the United States and has not generated any pretax income or loss outside the United States.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act significantly revises the future ongoing U.S. corporate income tax by, among other things, lowering the U.S. corporate income tax rates and implementing a territorial tax system. The corporate tax rate will be reduced from 35% to 21% for tax years beginning after December 31, 2017. This will affect the value of the Company’s deferred tax asset with a corresponding offset to valuation allowance. The Tax Act also limits the amount of net operating losses that can be used to reduce taxable income to 80% for net operating losses generated for periods beginning after December 31, 2017 and certain provisions exist on which to allow accelerated expensing of equipment for a portion of 2017 and for future years. Existing net operating losses, arising in years on or before December 31, 2017 are not affected by the Tax Act. Due to the complexity of the provision for accelerated expensing of property and the lack of the current guidance, under the guidance of Staff Accounting Bulletin 118, the Company has taken the provisional amount of $2.7 million as the bonus depreciation, for which the accounting is incomplete but a reasonable estimate can be determined. Provisional amounts or adjustments to provisional amounts identified in the measurement period, as defined, would be included as an adjustment to tax expense or benefit from continuing operations in the period the amounts are determined. The Company has determined a reasonable estimate for the tax reform effects, and reported the estimates as a provisional amount in its financial statements for which the accounting under ASC Topic 740 is completed. The Company will finalize the calculation in 2018.

The Company’s primary tax jurisdictions are the United States and California. The Company’s tax years from 2012 through 2017 will remain open for examination by the federal and state authorities for three and four years, respectively, from the date of utilization of any net operating loss or tax credits. The Company is not currently subject to income tax examinations by any authority.

The provision for income taxes differ from the amount computed by applying the statutory federal income tax rates as follows, for the year ended December 31, 2017:

Year ended
December 31, 2017
Benefit computed at federal statutory rates	(34%)
State income taxes, net of federal tax effect	(3%)
Permanent differences	1%
Tax credits	(8%)
Change in valuation allowance	1%
Rate Differential Impact on Tax Cuts and Jobs Act	43%

Provision for income taxes	0%

Components of net deferred tax assets as of December 31, 2017 are as follows (in thousands):

Year ended
December 31, 2017
Deferred Tax Assets
Net operating losses	$31,457
Research and development credits	5,737
Accruals and reserves	1,464

Gross deferred tax assets	38,658
Valuation allowance	(38,114)

Total deferred tax assets	$544

Deferred Tax Liabilities
Depreciation and amortization	$(544)

Gross deferred tax liabilities	(544)

Total net deferred tax assets (liabilities)	—

The Company has established a full valuation allowance of $38.1 million for December 31, 2017, against its net deferred tax assets due to the uncertainty surrounding realization of such assets. The valuation allowance increased by $1.1 million in 2017 primarily due to NOL expirations and tax rate change impact.

On March 30, 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Accounting, (“ASU 2016-09”). The required adoption period is for financial statements issued for annual periods beginning after December 15, 2016. The Company adopted ASU 2016-09 in the first quarter of 2017 using a modified retrospective approach. As a result of adoption, the Company’s federal and state net operating losses have been adjusted by excess tax benefits of $1.0 million. Due to a full valuation allowance on all DTAs, there is no impact to the statement of financial position.

As of December 31, 2017, the Company had net operating loss carryforwards of $128.2 million, $29.5 million and $44.2 million available to reduce future taxable income, if any, for federal, California and all other states income tax purposes, respectively. The federal net operating loss carryforwards begin expiring in 2029, California net operating loss carryforwards begin expiring in 2029. All other states begin to expire at various periods ranging from 5 to 20 years, 2018 through 2029 respectively.

Utilization of the net operating loss carry-forwards and other tax attributes, such as research and development tax credits may be subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating loss carryforwards and other tax attributes before utilization. Since our formation, we have raised capital through the issuance of capital stock on several occasions, which separately or combined with the purchasing stockholders’ subsequent disposition of those shares, may have resulted in such ownership changes, or could result in ownership changes in the future.

As of December 31, 2017, the Company had research and development credit carryforwards of $4.0 million and $4.0 million available to reduce future taxable income, net of ASC 740-10 reserves, for federal and state income tax purposes, respectively. The federal credit carryforwards begin expiring in 2029, and the state credits carryforward indefinitely.

On January 1, 2009, the Company adopted the provision of ASC 740-10, Accounting for Uncertainty in Income Taxes. ASC 740-10 prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return. As of December 31, 2017, the Company had unrecognized tax benefits of $1.6 million.

The beginning and ending unrecognized tax benefits amounts are as follows (in thousands):

Year ended
December 31, 2017
Beginning balance	$713
Additions for tax positions related to prior year	662
Additions for tax positions related to current year	339
Reductions for tax positions related to prior year	(111)
Reductions for tax positions related to current year	—

Ending balance	$1,603

It is the Company’s policy to include penalties and interest expense related to income taxes as components of provision for income taxes as necessary. Management determined that no accrual for interest and penalties was required as of December 31, 2017.

As a result of the reduction in the corporate income tax rate, the Company revalued its net deferred tax asset at December 31, 2017. This resulted in a reduction in the value of the net deferred tax asset of approximately $16.0 million, which was offset by the change in valuation allowance of $16.0 million due to the Company’s full valuation allowance position.

15. NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share data):

Year ended
December 31, 2017
Net loss attributable to common stockholders	$(37,259)
Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	46,469,219

Net loss per share attributable to common stockholders, basic and diluted:	$(0.80)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the period presented because including them would have been antidilutive:

Year ended December 31, 2017
Stock options issued and outstanding under stock options plans	2,727,764
Unvested RSUs	13,327,264
Series B redeemable convertible preferred stock warrant	358,253
Common stock warrant	5,000,000
Conversion of redeemable convertible preferred stock	13,299,837

Total	34,713,118

16. DEFINED CONTRIBUTION PLAN

The Company sponsors a defined contribution plan under Section 401(k) of the Internal Revenue Code covering substantially all employees over the age of 21 years. Contributions made by the Company are voluntary and are determined annually by the Board subject to the maximum allowable amount under federal tax regulations. The Company has made no contributions to the plan since its inception.

17. SUBSEQUENT EVENTS

The Company has reviewed and evaluated subsequent events through March 9, 2018, the date the audited consolidated financial statements were issued. For the reissuance of these consolidated financial statements, the Company has reviewed and updated subsequent events through May 9, 2018.

On February 27, 2018 the board approved a 2018 Equity Incentive Plan, as well as a 2018 Employee Stock Purchase Plan.